EXHIBIT (a)(5)

            [The Following Will Be Delivered by Electronic Mail]


May 18, 2001


           ANNOUNCEMENT OF OFFER TO EXCHANGE OUTSTANDING OPTIONS
        UNDER THE SYCAMORE NETWORKS, INC. 1999 STOCK INCENTIVE PLAN,
         THE SYCAMORE NETWORKS, INC. 1998 STOCK INCENTIVE PLAN AND
              THE SIROCCO SYSTEMS, INC. 1998 STOCK OPTION PLAN


                  As a result of recent stock market volatility, many of our employees hold stock options with an exercise price that exceeds the market price of our common stock. Because we recognize that the Sycamore Networks, Inc. 1999 Stock Incentive Plan, the
         Sycamore Networks, Inc. 1998 Stock Incentive Plan and the Sirocco Systems, Inc. 1998 Stock Option Plan may not currently be providing the intended performance incentives for our valued employees, our board of directors approved an option exchange program designed to provide you with the benefit of equity ownership and stock options that over time may have a greater potential to increase in value.

                  Under this program, Sycamore is offering to exchange your currently outstanding options under the 1998 Stock Incentive Plan, the 1999 Stock Incentive Plan and the Sirocco 1998 Stock Option Plan with an exercise price per share of $7.25 or more for restricted stock and new options to be issued under the 1999 Stock Incentive Plan.

                  SYCAMORE'S OFFER IS BEING MADE UNDER THE TERMS AND SUBJECT TO THE CONDITIONS OF AN OFFER TO EXCHANGE AND RELATED DOCUMENTS THAT ARE BEING MAILED TODAY TO THE HOME ADDRESS OF EMPLOYEES OF SYCAMORE. THESE MATERIALS WILL ALSO DESCRIBE ELIGIBILITY REQUIREMENTS AND WHAT YOU NEED TO DO IF YOU CHOOSE TO PARTICIPATE. I ENCOURAGE YOU TO REVIEW THE MATERIAL IN DETAIL AND CONSIDER
         YOUR DECISION CAREFULLY BEFORE YOU DECIDE TO TENDER ANY OF
         YOUR OPTIONS.

                  The Offer to Exchange and related documents that are being mailed to you are extremely time sensitive. I urge you to review them at your earliest convenience. If you do not receive a mailing within a week, or if you have questions relating to the offer after you receive your documents by mail, please contact Katy Galli by telephone: (978) 250-2900 or email:
         Katy.Galli@sycamorenet.com.


         Frances M. Jewels
         Chief Financial Officer